Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces Third Quarter 2023 Results

Highlights

•Third quarter 2023 net income of $104.1 million, or $0.82 per diluted share
•Quarterly adjusted EBITDA of $314.8 million
•Share repurchases of $202.1 million in third quarter 2023
•Fourth quarter 2023 focus on actions to improve 2024

Clayton, MO, October 26, 2023 – Olin Corporation (NYSE: OLN) announced financial results for the third quarter ended September 30, 2023. Third quarter 2023 reported net income was $104.1 million, or $0.82 per diluted share, which compares to third quarter 2022 reported net income of $315.2 million, or $2.18 per diluted share. Third quarter 2023 adjusted EBITDA of $314.8 million excludes depreciation and amortization expense of $131.0 million and restructuring charges of $11.9 million. Third quarter 2022 adjusted EBITDA was $547.8 million. Sales in the third quarter 2023 were $1,671.4 million, compared to $2,321.7 million in the third quarter 2022.

Scott Sutton, Chairman, President, and Chief Executive Officer, said, “Despite the contracting demand environment over the last six quarters, Olin’s team continues to prove our model’s resilience and the ability to deliver higher trough level adjusted EBITDA and corresponding cash flows than the previous cycles’ peak results. We continue to prioritize share repurchases from excess cash flow with approximately 8% of outstanding shares repurchased so far in 2023.

"Although electrochemical unit (“ECU”) values have been declining in 2023, we believe the global conditions for our Chlor Alkali Products and Vinyls business are approaching a favorable inflection point. Therefore, our team has taken the dramatic step to considerably reduce our operating rates; thereby, further reducing our market participation and accelerating the favorable inflection point, as we remain disciplined in our approach to ECU values. We have idled our St. Gabriel, Louisiana, facility and our largest chlor alkali plant at our Freeport, Texas facility. This ‘value accelerator initiative’ is expected to reduce our fourth quarter 2023 adjusted EBITDA outlook by approximately $100 million compared to our previous expectation; however, we anticipate it should deliver an improved 2024 adjusted EBITDA compared to 2023. We expect Winchester segment fourth quarter results to be similar to third quarter 2023 levels even as we perform our holiday shutdowns. Overall, we expect Olin’s fourth quarter 2023 adjusted EBITDA to be in the $200 million range.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

In first quarter 2023, the Blue Water Alliance joint venture began operations and is consolidated in our Chlor Alkali Products and Vinyls segment. Chlor Alkali Products and Vinyls sales for the third quarter 2023 were $969.6 million, compared to $1,263.5 million in the third quarter 2022. The decrease in Chlor Alkali Products and Vinyls sales was primarily due to 6% lower volumes, lower pricing, and a less favorable mix. Third quarter 2023 segment earnings were $172.3 million, compared to $253.9 million in the third quarter 2022. The $81.6 million decrease in segment earnings was primarily due to lower volumes and lower pricing, primarily caustic soda, partially offset by lower raw material and operating costs. The Chlor Alkali Products and Vinyls third quarter 2023 segment results were also negatively impacted by higher costs and reduced profit from lost sales associated with operating issues, related to the previous quarter’s maintenance turnaround at our vinyl chloride monomer plant at the Freeport, Texas facility. The vinyl chloride monomer plant resumed normal operations in the latter half of the third quarter. Chlor Alkali Products and Vinyls third quarter 2023 results included depreciation and amortization expense of $107.6 million compared to $121.1 million in the third quarter 2022.

EPOXY

Epoxy sales for the third quarter 2023 were $321.6 million, compared to $644.1 million in the third quarter 2022. The decrease in Epoxy sales was primarily due to lower product pricing, lower resin and systems volumes, and $163.8 million of lower cumene and bisphenol A sales. As part of the Epoxy business restructuring actions to right-size our global asset footprint to the most cost-effective asset base to support our strategic operating model, the Epoxy business ceased operations at our cumene facility in Terneuzen, Netherlands in first quarter 2023 and one of our bisphenol A production lines at our Stade, Germany facility in fourth quarter 2022. Third quarter 2023 segment loss was ($28.8) million, compared to segment earnings of $80.1 million in the third quarter 2022. The $108.9 million decrease in Epoxy segment earnings was primarily due to lower pricing and incremental costs associated with inventory reduction, partially offset by lower raw material and operating costs, mainly decreased natural gas and electrical power costs, and an improved product mix. Epoxy third quarter 2023 results included depreciation and amortization expense of $14.7 million compared to $20.1 million in the third quarter 2022.

WINCHESTER

Winchester sales for the third quarter 2023 were $380.2 million, compared to $414.1 million in the third quarter 2022. The decrease in Winchester sales was primarily due to lower commercial ammunition shipments and pricing, partially offset by higher domestic and international military sales. Third quarter 2023 segment earnings were $64.5 million, compared to $89.0 million in the third quarter 2022. The $24.5 million decrease in segment earnings was primarily due to lower commercial ammunition shipments and pricing, partially offset by higher military sales and lower operating costs. Winchester third quarter 2023 results included depreciation and amortization expense of $6.6 million compared to $6.1 million in the third quarter 2022.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in third quarter of 2023 decreased $4.6 million compared to third quarter 2022 primarily due to lower legal-related costs.

LIQUIDITY AND SHARE REPURCHASES

The cash balance on September 30, 2023, was $158.3 million and Olin ended third quarter 2023 with net debt of approximately $2.6 billion and a net debt to adjusted EBITDA ratio of 1.7 times. On September 30, 2023, Olin had approximately $1.2 billion of available liquidity.

During third quarter 2023, approximately 3.7 million shares of common stock were repurchased at a cost of $202.1 million. During the first nine months of 2023, approximately 10.8 million shares of common stock were repurchased at a cost of $595.1 million. On September 30, 2023, Olin had approximately $1.1 billion available under its current share repurchase authorization.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss third quarter 2023 financial results at 9:00 a.m. Eastern time on Friday, October 27, 2023. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the third quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the next business day.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s common stock. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2022, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:

Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our strategic operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions, production hazards and weather-related events;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•the failure or an interruption of our information technology systems;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•the negative impact from a public health crisis, such as a pandemic, epidemic or outbreak of infectious disease, including the COVID-19 pandemic and the global response to the pandemic, including without limitation adverse impacts in complying with governmental mandates;
•our indebtedness and debt service obligations;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2023-15

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2023	2022	2023	2022
Sales	$1,671.4	$2,321.7	$5,218.4	$7,399.2
Operating Expenses:
Cost of Goods Sold	1,402.3	1,840.9	4,236.6	5,599.8
Selling and Administration	90.9	92.7	303.9	296.0
Restructuring Charges(b)	11.9	7.6	92.0	14.3
Other Operating (Expense) Income(c)	(0.3)	13.0	27.2	16.3
Operating Income	166.0	393.5	613.1	1,505.4
Interest Expense	46.2	36.0	133.9	103.4
Interest Income	1.0	0.5	3.2	1.2
Non-operating Pension Income	5.9	9.9	17.0	29.0
Income before Taxes	126.7	367.9	499.4	1,432.2
Income Tax Provision(d)	22.2	52.7	96.2	301.9
Net Income	104.5	315.2	403.2	1,130.3
Net Income (Loss) Attributable to Noncontrolling Interests	0.4	—	(4.1)	—
Net Income Attributable to Olin Corporation	$104.1	$315.2	$407.3	$1,130.3
Net Income Attributable to Olin Corporation Per Common Share:
Basic	$0.84	$2.23	$3.19	$7.62
Diluted	$0.82	$2.18	$3.12	$7.44
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	124.2	141.2	127.5	148.3
Average Common Shares Outstanding - Diluted	127.0	144.3	130.6	151.9

(a)Unaudited.
(b)Restructuring charges for the nine months ended September 30, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost effective assets to support our strategic operating model of which $17.7 million were non-cash impairment charges for equipment and facilities.
(c)Other operating (expense) income for the nine months ended September 30, 2023 included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations. Other operating (expense) income for both the three and nine months ended September 30, 2022 included $13.0 million of gains for the sale of two former manufacturing facilities.
(d)Income tax provision for both the three and nine months ended September 30, 2022 included a benefit of $36.6 million primarily associated with the release of deferred tax liabilities as a result of a legal entity liquidation.

Olin Corporation
Segment Information(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022
Sales:
Chlor Alkali Products and Vinyls	$969.6	$1,263.5	$3,089.0	$3,912.2
Epoxy	321.6	644.1	1,016.1	2,206.3
Winchester	380.2	414.1	1,113.3	1,280.7
Total Sales	$1,671.4	$2,321.7	$5,218.4	$7,399.2
Income before Taxes:
Chlor Alkali Products and Vinyls	$172.3	$253.9	$598.3	$929.0
Epoxy	(28.8)	80.1	(7.9)	358.0
Winchester	64.5	89.0	190.2	327.2
Corporate/Other:
Environmental Expense	(6.9)	(7.4)	(23.1)	(18.0)
Other Corporate and Unallocated Costs	(22.9)	(27.5)	(79.6)	(92.8)
Restructuring Charges(b)	(11.9)	(7.6)	(92.0)	(14.3)
Other Operating (Expense) Income(c)	(0.3)	13.0	27.2	16.3
Interest Expense	(46.2)	(36.0)	(133.9)	(103.4)
Interest Income	1.0	0.5	3.2	1.2
Non-operating Pension Income	5.9	9.9	17.0	29.0
Income before Taxes	$126.7	$367.9	$499.4	$1,432.2

(a)Unaudited.
(b)Restructuring charges for the nine months ended September 30, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost effective assets to support our strategic operating model of which $17.7 million were non-cash impairment charges for equipment and facilities.
(c)Other operating (expense) income for the nine months ended September 30, 2023 included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations. Other operating (expense) income for both the three and nine months ended September 30, 2022 included $13.0 million of gains for the sale of two former manufacturing facilities.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,	September 30,
(In millions, except per share data)	2023	2022	2022
Assets:
Cash and Cash Equivalents	$158.3	$194.0	$163.6
Accounts Receivable, Net	894.2	924.6	1,075.4
Income Taxes Receivable	28.0	43.2	26.0
Inventories, Net	977.7	941.9	945.1
Other Current Assets	42.8	52.7	74.9
Total Current Assets	2,101.0	2,156.4	2,285.0
Property, Plant and Equipment (Less Accumulated Depreciation of $4,724.6, $4,413.1 and $4,296.5)	2,490.2	2,674.1	2,690.8
Operating Lease Assets, Net	331.0	356.0	371.4
Deferred Income Taxes	106.1	60.5	81.9
Other Assets	1,117.3	1,102.5	1,090.7
Intangibles, Net	248.6	273.8	279.2
Goodwill	1,421.0	1,420.9	1,421.2
Total Assets	$7,815.2	$8,044.2	$8,220.2
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$78.9	$9.7	$1.0
Accounts Payable	717.6	837.7	892.6
Income Taxes Payable	171.5	133.4	183.2
Current Operating Lease Liabilities	68.3	71.8	74.3
Accrued Liabilities	361.0	508.8	467.6
Total Current Liabilities	1,397.3	1,561.4	1,618.7
Long-term Debt	2,711.2	2,571.0	2,580.4
Operating Lease Liabilities	270.4	292.5	305.1
Accrued Pension Liability	212.7	234.5	286.3
Deferred Income Taxes	500.7	507.3	546.8
Other Liabilities	355.4	333.9	333.2
Total Liabilities	5,447.7	5,500.6	5,670.5
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share; Authorized 240.0 Shares; Issued and Outstanding 122.5, 132.3 and 137.0 Shares	122.5	132.3	137.0
Additional Paid-in Capital	130.1	682.7	920.3
Accumulated Other Comprehensive Loss	(480.3)	(495.9)	(562.3)
Retained Earnings	2,555.2	2,224.5	2,054.7
Olin Corporation’s Shareholder’s Equity	2,327.5	2,543.6	2,549.7
Noncontrolling Interests	40.0	—	—
Total Equity	2,367.5	2,543.6	2,549.7
Total Liabilities and Equity	$7,815.2	$8,044.2	$8,220.2

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Nine Months Ended September 30,
(In millions)	2023	2022
Operating Activities:
Net Income	$403.2	$1,130.3
Gains on Disposition of Property, Plant and Equipment	(27.0)	(13.0)
Stock-based Compensation	13.2	10.4
Depreciation and Amortization	404.9	450.3
Deferred Income Taxes	(60.6)	(3.7)
Write-off of Equipment and Facility included in Restructuring Charges	17.7	—
Qualified Pension Plan Contributions	(1.6)	(0.9)
Qualified Pension Plan Income	(15.0)	(24.7)
Changes in:
Receivables	28.4	(25.8)
Income Taxes Receivable/Payable	55.3	75.5
Inventories	(43.4)	(102.9)
Other Current Assets	9.8	5.8
Accounts Payable and Accrued Liabilities	(222.7)	31.7
Other Assets	(27.2)	(17.5)
Other Noncurrent Liabilities	29.5	(9.1)
Other Operating Activities	(6.8)	3.3
Net Operating Activities	557.7	1,509.7
Investing Activities:
Capital Expenditures	(173.0)	(168.4)
Payments under Other Long-Term Supply Contracts	(46.2)	—
Proceeds from Disposition of Property, Plant and Equipment	28.8	14.9
Other Investing Activities	(3.6)	—
Net Investing Activities	(194.0)	(153.5)
Financing Activities:
Long-term Debt Borrowings (Repayments), Net	206.6	(200.9)
Common Stock Repurchased and Retired	(595.1)	(1,100.6)
Stock Options Exercised	22.3	21.3
Dividends Paid	(76.6)	(89.4)
Contributions Received from Noncontrolling Interests	44.1	—
Net Financing Activities	(398.7)	(1,369.6)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.7)	(3.5)
Net Decrease in Cash and Cash Equivalents	(35.7)	(16.9)
Cash and Cash Equivalents, Beginning of Year	194.0	180.5
Cash and Cash Equivalents, End of Period	$158.3	$163.6

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring charges. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$104.5	$315.2	$403.2	$1,130.3
Add Back:
Interest Expense	46.2	36.0	133.9	103.4
Interest Income	(1.0)	(0.5)	(3.2)	(1.2)
Income Tax Provision	22.2	52.7	96.2	301.9
Depreciation and Amortization	131.0	149.8	404.9	450.3
EBITDA	302.9	553.2	1,035.0	1,984.7
Add Back:
Restructuring Charges	11.9	7.6	92.0	14.3
Certain Non-recurring Items (b)	—	(13.0)	(27.0)	(13.0)
Adjusted EBITDA	$314.8	$547.8	$1,100.0	$1,986.0

(a)Unaudited.
(b)Certain non-recurring items for the nine months ended September 30, 2023 included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations. Certain non-recurring items for both the three and nine months ended September 30, 2022 included $13.0 million of gains for the sale of two former manufacturing facilities.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by the Trailing Twelve Months Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt less cash and cash equivalents. Trailing Twelve Months Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges and certain other non-recurring items for the previous twelve months. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	September 30,	December 31,	September 30,
(In millions)	2023	2022	2022
Current Installments of Long-term Debt	$78.9	$9.7	$1.0
Long-term Debt	2,711.2	2,571.0	2,580.4
Total Debt	2,790.1	2,580.7	2,581.4
Less: Cash and Cash Equivalents	(158.3)	(194.0)	(163.6)
Net Debt	$2,631.8	$2,386.7	$2,417.8

Trailing Twelve Months Adjusted EBITDA (b)	$1,541.8	$2,427.8	$2,672.7

Net Debt to Adjusted EBITDA	1.7	1.0	0.9

(a)Unaudited.
(b)Trailing Twelve Months Adjusted EBITDA as of September 30, 2023 is calculated as the nine months ended September 30, 2023 plus the year ended December 31, 2022 less the nine months ended September 30, 2022. Trailing Twelve Months Adjusted EBITDA as of September 30, 2022 is calculated as the nine months ended September 30, 2022 plus the year ended December 31, 2021 less the nine months ended September 30, 2021.